Exhibit 10.26

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“the Agreement”) is entered in between Fred Rosenzweig, an individual (“Executive”), and Electronics for Imaging, Inc., (“the Company”), effective August 1, 2006 (“the Effective Date”) as represented by the Compensation Committee of the Board of Directors (“The Committee”).

1. Position.

Executive will be employed as the Company’s President. Executive and The Company may mutually agree to change Executive’s position(s) or title(s), and may from time to time alter the duties, responsibilities or functions initially associated with the position(s).

2. Primary Duties.

Executive will perform such duties and functions as are generally associated with the position of President as well as such other specific duties and functions that are reasonably assigned to him from time to time by the Company’s Chief Executive Officer.

3. Base Salary.

Beginning on the Effective Date, Executive will receive an annual base salary of $510,000, which will be paid in accordance with the Company’s regular payroll practices, and which will be subject to withholding required by law. Thereafter, Executive’s annual base salary will be reviewed periodically to determine whether, in the sole discretion of The Committee, Executive’s base salary should be changed.

4. Management Bonus Plan.

Beginning on the Effective Date, Executive will be eligible to participate in the Company’s annual management bonus plan for executive’s at the President level of the Company, under which, he will be eligible to receive a bonus based on a percentage of his annual base salary or based on targets established at the beginning of the year. The award and payment of the executive bonus will be governed by the terms of the Company’s management bonus plan as approved by The Committee, who shall have the sole discretion to change or eliminate the Executive’s bonus plan, to determine whether Executive is entitled to any such bonus and to determine the amount of any such bonus. If Executive’s employment terminates for any reason prior to the end of the calendar year, Executive’s entitlement to any portion of the executive bonus will be determined pursuant to the management bonus plan, subject to the approval of The Committee.

5. Executive Benefits.

Executive will be eligible to participate in any employee benefit plans or programs, including but not limited to group medical benefits and 401(k) plan maintained or established by the Company to the same extent as other employees at Executive’s level within the Company, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any person or committee administering such plan or program.

If Executive becomes entitled to any Severance Pay or Change of Control Severance Pay (as defined in section 9.a), the Company shall (i) continue to fully subsidize Executive’s health insurance coverage under Part 6 of Title I of ERISA (“COBRA”) for the lesser of (x) the period of COBRA continuation coverage applicable to the Executive, or (y) the duration of the Severance Pay or Change of Control Severance Pay and (ii) provide outplacement services to the Executive for a minimum of one (1) week of onsite counseling and ninety (90) days of counseling follow-ups (subject to a maximum of $35,000).

6. Equity.

a. Stock Options.

Executive shall be eligible to participate in the employee stock option program and may periodically be granted additional stock options based on his performance.

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b. Restricted Stock Awards, Restricted Stock Units and other Equity Grants or Awards

Executive may periodically be granted additional equity awards, including shares of restricted common stock, based on his performance.

7. Other Obligations.

Executive will be subject to and agrees to adhere to all policies or procedures of the Company, as amended from time to time, applicable to Executive’s position or level within the Company. Executive’s employment agreement is conditioned upon Executive’s faithful observance of the Company’s Employment, Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”), copy of which is attached.

8. At-Will Employment.

Executive’s employment with the Company is for no specified duration and is at-will. Either Executive or the Company may terminate Executive’s employment or the terms of his employment at any time and for any reason, with or without cause and with or without notice. The at-will nature of Executive’s employment with the Company may be altered only in writing expressly so stating signed by the Company’s Chief Executive Officer or COO. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of the termination of Executive’s employment.

9. Termination of Employment.

a.	Termination Before and After a Change of Control Without Cause or By Executive for Good Reason or for Good Reason Outside of a Change of Control.

(i)	Termination Before a Change of Control by the Company Without Cause or by the Executive for Good Reason Outside of a Change of Control. If, before a Change of Control (as defined in section 9(f)), the Company terminates Executive’s employment Without Cause (as defined in section 9.d), or if Executive voluntarily terminates his or her employment for Good Reason Outside of a Change of Control (as defined in section 9(f)), the Executive shall be entitled to the following: (i) an amount equal to (A) eighteen (18) months of his or her then-existing base salary, plus (B) an amount equal to the bonus the Executive would have earned had he been employed by the Company at the end of the calendar year multiplied by a fraction (x) the numerator of which is the number of completed months in that year, and (y) the denominator of which is twelve (12) (the “Current Bonus”) (in total, the “Severance Pay”), (ii) in addition to Executive’s stock options that were exercisable immediately prior to such termination, the vesting of the Executive’s then unvested options shall accelerate and become immediately exercisable, as of the Executive’s last day of employment, by the Executive or the Executive’s estate, as if the Executive had remained continuously employed for a period of six (6) months following such termination (and if any of such options vest on an annual basis, the appropriate credit shall be given as if the vesting accrued monthly), and such options shall remain exercisable for the period prescribed in the Executive’s stock option agreements, and (iii) in addition to Executive’s equity awards (such as Restricted Stock Awards, Restricted Stock Units and the like) that were vested immediately prior to such termination, the vesting of additional equity awards shall accelerate and become immediately nonforfeitable by the Executive or the Executive’s estate, as if the Executive had remained continuously employed for a period of six (6) months following such termination (and if any of such awards vest on an annual basis, the appropriate credit shall be given as if the vesting accrued monthly) . The Severance Pay will be paid in a lump sum payment on the date the “Separation Agreement

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and Full Release Of All Claims” referred below becomes irrevocable. If Executive’s employment is terminated with Cause or if Executive initiates the termination of his employment, Executive shall not be entitled to the Severance Pay, although the Company may pay Severance in its sole discretion. The Company is not obligated to pay the Severance Pay and accelerate the vesting of Executive’s options and other equity awards unless and until the Executive signs and delivers to the Company’s Chief Executive Officer a “Separation Agreement and Full Release Of All Claims” in the form of the attached agreement and the release becomes irrevocable.

(ii)	Termination After Change of Control by the Company Without Cause or by the Executive for Good Reason. If within twenty-four (24) months following a Change of Control (as defined in section 9.f), Executive’s employment with the Company is terminated by the Company Without Cause or is voluntarily terminated by Executive for Good Reason (as defined in section 9.e), Executive will receive the following: (i) and amount equal to (A) twenty-four (24) months of severance pay, plus (B) the bonus the Executive would have earned had he been employed by the Company at the end of the calendar year in which the termination occurs (and as if 100% of the performance targets, if any, were attained), payable in a lump sum within 30 days after Executive’s last day of employment, (ii) in addition to Executive’s stock options that were exercisable immediately prior to such termination, the vesting of additional options shall accelerate in full and become exercisable by the Executive or the Executive’s representative, as the case may be, and the exercisability of such Stock Options shall expire on the earlier of either: (a) one (1) year from the termination date or (b) limited to the greater of 2 1/2 months following the date at which, or December 31 of the calendar year in which, the stock options would have expired pursuant to their original terms on the date of grant, and (iii) in addition to Executive’s equity awards (such as Restricted Stock Awards, Restricted Stock Units and the like) that were vested immediately prior to such termination, all of the Executive’s other equity awards shall become fully vested and nonforfeitable. This obligation to pay Executive the Change of Control Severance Pay will be binding on the successor entity following the Change of Control, but shall remain an obligation of the Company if the successor entity fails to discharge it; provided, however, the Company is not obligated to pay the Change of Control Severance Pay and accelerate the vesting of Executive’s options and other equity awards in the event of a Change of Control unless and until the Executive signs and delivers to the Company’s Chief Executive Officer a “Separation Agreement and Full Release Of All Claims” in the form of the attached agreement and the release becomes irrevocable.

(iii)	409A Gross-Up. If Executive (A) is involuntarily terminated by the Company Without Cause or voluntarily terminates his or her employment for Good Reason or for Good Reason Outside of Change of Control (within the meaning of 9(e) or 9(f) below), (B) is a Specified Employee (as defined below) and (C) the Severance Pay or Change of Control Severance Pay constitutes a deferral of compensation under Code Section 409A, the Company shall pay to Executive an amount such that after payment by Executive of all taxes (including interest and penalties) imposed upon Executive under Code Section 409A with respect to the Severance Pay or Change of Control Severance Pay that would not be imposed if Section 409A did not apply to the Severance Pay or Change of Control Severance Pay (“409A Taxes”), including, without limitation, any income taxes, employment taxes and 409A Taxes imposed upon the Gross-Up Payment (and any interest and penalties imposed with respect thereto) but excluding any excise taxes imposed under Code Section 4999, Executive retains an amount of the Gross-Up Payment equal to the 409A Taxes imposed upon the Severance Pay or Change of Control Severance Pay. The term “specified employee” means that Executive satisfies any one of the following criteria while the Company’s stock is publicly traded: (A) is an officer of the Company and has annual

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compensation from the Company greater than $135,000 (as adjusted for inflation pursuant to Code Section 416(i)(A)); (B) owns (or is considered as owning within the meaning of Code Section 318) more than five-percent of the outstanding stock the Company or more than five-percent of the total combined voting power of all stock of the Company; or (C) receives annual compensation from the Company in excess of $150,000 and owns (or is considered as owning within the meaning of Code Section 318) more than one-percent of the outstanding stock the Company or more than one-percent of the total combined voting power of all stock of the Company. For purposes of clause (A), no more than 50 employees (or, if lesser, the greater of 3 or ten-percent of the Company’s employees) may be considered as officers under this paragraph. The Company shall determine whether the Executive is “specified employee” within the guidelines of Proposed Treasury Regulation § 1.409A-1(i) and any successor temporary or final regulation.

b.	Voluntary Terminations. If executive voluntarily terminates his employment with the Company, other than a voluntary termination for Good Reason (as defined in section 9.e) or a voluntary termination for Good Reason Outside of a Change of Control, then Executive will (i) receive the base salary through the date of termination of employment and (ii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options) from the Company except to the extent provided under the applicable stock option agreements(s) or as may be required by law (for example, “COBRA” coverage under Section 4980B of the Code). All payments and benefits will be subject to applicable withholding taxes.

c.	Cause. For all purposes under this Agreement, a termination for “Cause” shall mean a determination by the Company that the Executive’s Employment is terminated for any of the following reasons: (i) the Executive’s willful act of fraud, embezzlement, dishonesty or other misconduct; (ii) the Executive’s willful failure to perform his duties to the Company, failure to follow Company policy as set forth in writing from time to time, or failure to follow the legal directives of the Company (other than failure to meet performance goals, objectives or measures), that is not corrected within thirty (30) days following written notice thereof to the Executive by the Executive’s supervisor or the Company’s Chief Executive Officer, such notice to state with specificity the nature of the failure; (iii) the Executive’s material misappropriation of any material asset of the Company; (iv) the Executive conviction of, or a plea of “Guilty” or “No Contest” to a felony; (v) Executive’s use of alcohol or drugs so as to interfere with the performance of his duties; (vi) the Executive’s willful unauthorized use or disclosure of any proprietary information or trade secrets of the Company or its affiliates; (vii) conduct which, in the Company’s determination, is a material violation of Executive’s fiduciary obligations to the Company; or (viii) intentional material damage to any property of the Company.

d.	Without Cause. For all purposes under this Agreement, a termination of the Employment by the Company “Without Cause” shall mean a termination by the Company in the absence of “Cause”, as defined above.

e.	Good Reason. For all purposes under this Agreement, “Good Reason” for the Executive’s resignation will exist if he resigned from Employment, unless otherwise agreed to in writing by the Executive, within 60 days after the occurrence of any of the following: (i) any reduction in his Base Salary or Bonus of 10% or more; (ii) any material reduction in his benefits. including the termination of this Agreement by the Company without the written consent of the Executive; (iii) a change in his position with the Company or successor company that substantially reduces his duties and responsibilities; (iv) office relocation of more 30 miles further from the Executive’s primary residence; or (v) any other material break by the Company of its obligations to the Executive under this Agreement that is not corrected within thirty (30) days following written notice thereof to the Company by the Executive such notice to state with specificity the nature of the failure.

f.	Good Reason Outside of a Change of Control. For all purposes under this Agreement, “Good Reason Outside of a Change of Control” for the Executive’s resignation will exist if he resigned from Employment, unless otherwise agreed to in writing by the Executive, within 60 days after the occurrence of any of the following: (i) any reduction in his Base Salary or Bonus of 20% or more; (ii) a change in his position with the Company that substantially reduces his duties and responsibilities, including the termination of this Agreement by the Company without the written consent of the Executive; (iv) office relocation of more 60 miles further from the Executive’s primary

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residence; or (v) any other material break by the Company of its obligations to the Executive under this Agreement that is not corrected within thirty (30) days following written notice thereof to the Company by the Executive such notice to state with specificity the nature of the failure.

g.	Change of Control. For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following events:

(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)	A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (a) are directors of the Company as of the date hereof, or (b) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii)	A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

10. Non-Solicitation.

During the Executive’s Employment Term, Executive, directly or indirectly, whether as an employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venture or otherwise, will not engage, participate or invest in any business activity anywhere in the world which develops, manufactures or markets products or performs services which are competitive with the products or services of the Company or products or services which the Company has under development or which are the subject of active planning. Executive is not prohibited from purchasing equities or derivatives in any publicly traded any company.

For a period of twelve (12) months following the date Executive ceases to be employed by the Company for any reason, Executive, directly or indirectly, will not: (i) solicit, induce, influence or encourage any person to leave employment with the Company or its resellers or distributors or (ii) solicit any of the Company’s customers or users who were customers or users at any time during Executive’s employment with Company or (iii) harass or disparage the Company or its employees, clients, directors or agents.

11. Written Amendment or Modification; Waiver.

Except as provided in this paragraph, this Agreement may be altered, modified, or amended only by a writing signed by Executive and the Company’s Chief Executive Officer of the Company expressly acknowledging that it is altering, modifying or amending the Agreement. No modification, waiver or discharge of this Agreement will be effective unless in writing signed by the Executive and by the Company’s Chief Executive Officer of the Company. No waiver by either party of any condition or provision of this Agreement shall be considered a waiver of any other condition or provision or a waiver of the same condition or provision at another time. Notwithstanding the foregoing, The Committee may modify this Agreement unilaterally without the

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Executive’s written consent in the event that, in The Committee’s sole discretion, a change in applicable laws, rules or regulations (including Code Section 409A) necessitate such modifications; however, no such modification may adversely affect any payment or benefit to the Executive under this Agreement unless the Company provides the Executive with a substitute payment or benefit that complies with the change in legal requirements and is the economic equivalent of the adversely affected payment or benefit.

12. Successors and Assigns.

This Agreement shall be binding upon Executive’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and assigns. This Agreement is specific to Executive and may not be assigned or substituted for without the express written consent of the Company’s Chief Executive Officer of the Company.

13. Term.

The term of this Agreement shall begin on the Effective Date and shall have a term of three (3) years and will automatically be renewed for one (1) year periods unless terminated by either party upon sixty (60) days written notice prior to the expiration of the Agreement and unless otherwise terminated in accordance with the terms thereof.

15. Entire Agreement.

This Agreement, and the attached Confidential Information Agreement, sets forth the entire agreement and understanding between the Company and Executive relating to its subject matter, is fully integrated and supersedes all prior of contemporaneous discussions, representations, and agreements, whether oral or in writing, between the parties on that subject matter.

16. Governing Law; Consent to Personal Jurisdiction.

This Agreement shall be governed by the laws of the State of California, without regard to the choice of law provisions thereof. Executive hereby expressly consents to personal jurisdiction in the State and federal courts located in California for any lawsuit arising from or relating to this Agreement, without regard to his then-current residence or domicile.

17. Severability.

The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect to the maximum extent of the law.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Electronics for Imaging, Inc.

By:	/s/ Guy Gecht	Date: 8/3/06
Title:	Chief Executive Officer

Executive:

/s/ Fred Rosenzweig		Date: 7/31/06

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